Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Linkage Global Inc of our report dated January 30, 2026, with respect to the consolidated financial statements of Linkage Global Inc as of September 30, 2025 and 2024, and for each of the two-years in the period ended September 30, 2025, appearing in Linkage Global Inc’s Annual Report on Form 20-F for the fiscal year ended September 30, 2025, filed with the Securities and Exchange Commission on January 30, 2026.

/s/ HTL International, LLC
Houston, TX
April 28, 2026